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                                                                    EXHIBIT 4.02

                         PRECISE SOFTWARE SOLUTIONS LTD.
                              AMENDED AND RESTATED
                      1998 SHARE OPTION AND INCENTIVE PLAN

         1.       Purpose & Construction.

         1.1. The purpose of the PRECISE SOFTWARE SOLUTIONS LTD. 1998 Share Option and Incentive Plan (hereinafter: the "Plan") is to afford an incentive to directors, officers, and employees and consultants of PRECISE SOFTWARE SOLUTIONS LTD. (hereinafter: the "Company"), and any subsidiary of the Company which now exists or hereafter shall be organized or acquired by the Company, to acquire a proprietary interest in the Company, to continue as employees, to increase their efforts on behalf of the Company and to promote the success of the Company's business.

         2.       Definitions.

As used in the Plan, the following terms shall have the meaning ascribed to them hereunder, respectively, unless stated otherwise:

         2.1. "Code" - the United States Internal Revenue Code of 1986, as amended, and any rules and regulations promulgated thereunder.

         2.2. "Disability" - the inability of a Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months; and, with respect to any Grantee that is a U.S. Employee with respect to such U.S. Employee's ISOs, as otherwise defined under Sections 422(c)(6) and 22(e) of the Code.

         2.3. "Employee" - an employee of the Company (or a Subsidiary, as the case may be) which qualifies as an employee for the purpose of the relevant tax rules and regulations; and, with respect to any employee that is a U.S. Employee (as defined herein), as otherwise defined under the Code.

         2.4. "Option Agreement" - the agreement entered into between the Company (or a Subsidiary, as the case may be) and an Employee, director or consultant of the Company for the purpose of granting Options pursuant to this Plan.

         2.5. "Exercise Period" - the period stated in the Option Agreement when such Option may be exercised; provided, the period shall not exceed 10
(ten) calendar years starting on the date of its grant; provided, further, that in the case of an ISO granted to a U.S. Employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, the Exercise Period shall be the period of 5 (five) years starting at the date of its grant.

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         2.6.     "Grantee" - Employees and any other person eligible to
participate in the Plan.

         2.7. "Incentive Stock Options" or "ISOs" - Options which qualify as "incentive stock options" under Section 422 of the Code.

         2.8. "Option(s)" - a grant to a Grantee of an option(s) to purchase the Shares.

         2.9.     "Optioned Shares" - the Shares to which an Option relates.

         2.10. "Option Price" - the price payable per Share paid by the Grantee with respect to the exercise of the Options.

         2.11. "Public Offering" - the closing of the sale of the Company's Shares in any public offering registered under the Securities Act of 1933, as amended, or in accordance with the relevant Israeli securities laws or the equivalent laws of any other jurisdiction.

         2.12. "Shares" - Ordinary Shares of 0.03 NIS par value per share of the Company, unless determined otherwise by the Board.

         2.13. "Subsidiary" - any company which is directly or indirectly owned and/or controlled by the Company; and, with respect to the grant of Incentive Stock Options, as defined under Section 424 of the Code.

         2.14. "Transfer of Control" - a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is in fact required to comply therewith; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; provided, however that transfer(s) of securities by an existing stockholder to its affiliate(s) (as that term is defined under Rule 144 of the Securities Act of 1933, as amended) shall not be included in determining whether a person has become a beneficial owner of 50% or more of the combined voting power of the Company's then outstanding securities; (ii) the stockholders of the Company approve a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) not more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

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         2.15.    "U.S. Employee" - an Employee that is a United States citizen or resident, as defined under the Code.

         2.16. "Companies Law" - the Israeli Companies Law 5759-1999, as may be amended or replaced from time to time.

         2.17. "Ten Percent Shareholder" - a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any of its affiliates.

         3.       Administration.

         The Plan shall be administered by a committee established by the Board of Directors of the Company (the "Board") for this purpose, or by the Board's compensation committee (hereinafter: the "Committee").

         4.       Eligibility.

         The Committee shall decide upon the overall number of Options to be allocated for the purpose of granting said Options to Grantees. All grants to the Grantees shall require the approval of the Board. Without derogating from the above, Incentive Stock Options may be granted only to U.S. Employees of the Company or its Subsidiaries.

         5.       Shares.

         5.1. The maximum number of Shares to be granted as Options under this Plan or any future sub-plans for designated Subsidiaries, shall not exceed 10,993,168. The Company shall at all times reserve the number of Shares required to fulfill all of the Company's obligations, upon the exercise of all Options granted to the Grantees.

         5.2. If any outstanding Option should, for any reason expire, be canceled, or be terminated without having been exercised in full, the Optioned Shares allocable to the unexercised, canceled or terminated portion of such Option shall become available for subsequent grants of Options to other Grantees, and all such subsequent grants shall require the approval of the Board. Any of such Shares which may remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan.

         5.3. Incentive Stock Options may be granted under this Plan at any time on or after December 1, 1998 and prior to October 1, 2008.

         6.       Terms & Conditions of Options.

         6.1. Each Option granted pursuant to the Plan shall be evidenced by appropriate provisions in the applicable Option Agreement, which provisions shall state, among other

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matters, the Option Price, the number of the Optioned Shares, and the applicable vesting schedule which shall be determined by the Board and specified in the Grantee's Option Agreement ("Vesting Schedule"). In addition, each Option shall be subject to the following terms and conditions as well as such other terms and conditions, not inconsistent with the Plan, as the Committee may determine:

                  6.1.1. the Option Price shall be determined by the Board; provided, however, that the Option Price of any Option, including but not limited to an ISO, granted under the Plan shall not be less than the fair market value per share (as defined in Section 6.1.5) of the Optioned Shares on the date of such Grant; and provided further, that if an ISO is granted to a U.S. Employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of the Optioned Shares on the date of grant, applying the rules of Section 424(d) of the Code for purposes of determining stock ownership.

                  6.1.2. the manner of payment of the Option Price shall be in cash, at the time of exercise of the Option, unless the Committee declares otherwise; provided, however, that if, with respect to an ISO, the Committee exercises its discretion to permit payment other than in cash at the time of exercise, such discretion shall be exercised in writing at the time of the grant of the ISO in question.

                  6.1.3. the exercisability of the Options shall be in accordance with the terms and conditions described in this Section 6 and Section 7 below.

                  6.1.4. to the extent an Option is granted to a U.S. Employee and such Option does not qualify as an ISO, such Option shall be deemed a "non-qualified option" and shall be evidenced by an Option Agreement reflecting the same.

                  6.1.5. "Fair market value" shall mean the fair value of a Share as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of a preferred share or ordinary share of the Company or a series a ordinary share in private transactions negotiated at arm's length. If, at the time an Option is granted under the Plan, the class of Shares subject to such Option is publicly traded, "fair market value" for such class of Share shall be determined as of the date of grant or, if the price or quotes discussed in this sentence are unavailable for such date, the last business day for which such prices or quotes are available prior to the date of grant and shall mean (i) the average (on that date) of the high and low prices of such a Share on the principal national securities exchange on which such Shares are traded, if such Shares are then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of such a Share on the Nasdaq National Market, if such Shares are not then traded on a national securities exchange; or
(iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if such Shares are not reported on the Nasdaq National Market.

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         6.2.     $100,000 Annual Limitation on ISO Vesting.

         Each U.S. Employee may be granted Options treated as ISOs only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any Subsidiary, ISOs do not become exercisable for the first time by such employee during any calendar year with respect to Optioned Shares having a fair market value (determined at the time the ISOs were granted) in excess of $100,000. The Company intends to designate any Options granted in excess of such limitation as Options that do not qualify for ISO treatment, and the Company shall issue separate certificates to the Grantee with respect to Options that are ISOs and Options that do not qualify as ISOs.

         6.3. Should the Grantee cease to be an Employee or should any contractual relationship between the Company (or any Subsidiary, as the case may be) and Grantee cease to exist (in the case Grantee is not an Employee) prior to the completion of the Vesting Schedule, the remaining Options yet to be vested shall expire.

         6.4      Per Grantee Limit.

         Subject to the adjustment under Section 9.2.5 hereunder, no Grantee may be granted Options during any fiscal year to purchase more than 3,500,000 Shares.

         7.       Exercisability of Options.

         7.1. Options may be exercised, as to any or all of the Optioned Shares, by giving written notice of such exercise to the Committee or to its designated agent, in such form and method as may be determined by the Company, including but not limited to fax or e-mail messages.

         7.2. The Options must be exercised within the Exercise Period. Following the expiration of the Exercise Period, the Options shall become null & void.

         7.3. Except as provided in Section 7.4 hereof, an Option may not be exercised unless the Grantee (i) is then in the employment of the Company or a Subsidiary, and (ii) has remained continuously so employed since the date of grant of the Option.

                  7.3.1. If a Grantee shall die while employed by the Company or by a Subsidiary, or if the Grantee's employment shall terminate by reason of Disability, all Options theretofore granted to such Grantee (to the extent otherwise exercisable at the time of death or Disability) may, unless earlier terminated in accordance with their terms, be exercised by the Grantee or by the Grantee's estate or by a person who acquired the right to exercise such Options by will or inheritance or otherwise by reason of the death or Disability of the Grantee, within one year of such termination of employment; provided, however, that in the case of an Option that is treated as an ISO, a Disabled Grantee or the Grantee's estate or a person who acquired the right to exercise such ISO by will or inheritance or otherwise by reason of the death of the Grantee may exercise such ISO (to the extent otherwise exercisable) only until the earlier of (i) the specified expiration date of the ISO or (ii) one year from the date of termination of the Grantee's

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employment. In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or a disabled Grantee, written notice of such exercise shall be accompanied by such proof of the right of such legal representative to exercise the applicable Option, as the Committee shall reasonably require.

                  7.3.2. Subject to Section 7.4 below, upon the termination of employment for any reason other than a disgraceful circumstance described in
Section 7.5 and to the extent exercisable at the time of termination of employment, a Grantee shall be entitled to exercise the outstanding Options, within three months from the day his employment has ended.

                  7.3.3. If, prior to the date of such termination of employment, the Committee shall authorize an extension of the terms of all or part of the Options beyond the date the Grantee could otherwise exercise the Options, for a period not to exceed the period during which the Options by their terms would otherwise have expired, then the Options may be exercise during such extended period.

         7.4. Notwithstanding the aforementioned, all the Options may only be exercised, in accordance with and subject to the relevant Vesting Schedule and specified expiration dates.

         7.5. An Employee whose employment shall be terminated by the Company (or any Subsidiary, as the case may be) under any kind of disgraceful circumstances, shall have no right to exercise any vested Options granted to him prior to said termination. "Disgraceful Circumstances" shall mean conduct involving one or more of the following: (i) gross negligence, willful misconduct or breach of fiduciary duty to the Company; commission of an act of embezzlement or fraud; (iii) deliberate disregard of the rules or policies of the Company or any Subsidiary which results in direct or indirect material loss, damage or injury to the Company or any Subsidiary; (iv) the unauthorized disclosure of any trade secret or confidential information of the Company; or (v) the commission of an act which constitutes unfair competition with the Company or any Subsidiary or which induces any customer or supplier to breach a contract with the Company or any Subsidiary.

         7.6. For the purpose of this Section 7 and Section 10 below, the term "employed" shall include the employment of the Grantee by the Company or any Subsidiary as an employee, consultant or director of the Company or any Subsidiary.

         8.       Non-transferability of Options.

         Except as provided in Section 7.3.1 above or otherwise expressly provided for in the Option Agreement, Options may not be sold, assigned, transferred, pledged, mortgaged or otherwise disposed of, and may be exercised, during the lifetime of the Grantee, only by the Grantee; provided, however, that an ISO shall not be assignable or transferable by the Grantee except by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee.

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         9.       Rights as a Shareholder.

         9.1. The Grantees shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares until the date of exercise of any Options, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of Sections 350 and 351 of the Companies Law or any successor to such section, until registration of the Grantee as holder of such Shares in the Company's register of members upon exercise of the Option in accordance with the provisions of the Plan.

         9.2. Upon the occurrence of any of the following described events, Grantee's rights to purchase Shares under the Plan shall be adjusted as hereafter provided:

                  9.2.1. In the event of a merger of the Company with or into another company (the "Successor Corporation") or the sale of all or substantially all of the assets or shares of the Company (the "Transaction"), the unexercised Options then outstanding under the Plan (the "Unexercised Options"), shall be assumed, or substituted for an appropriate number of Optioned Shares of each class of shares or other securities of the Successor Corporation (or a parent or subsidiary of the Successor Corporation) as were distributed to the shareholders of the Company in respect of the Transaction. In the case of such assumption and/or substitution of shares, appropriate adjustments shall be made to the Option Price to reflect such action, and all other terms and conditions of the Option Agreements, such as the Vesting Schedules, shall remain in force, subject to the sole discretion of the Committee.

                  9.2.1. Notwithstanding the above and subject to any applicable law, the Board or the Committee may determine with respect to certain option agreements that there shall be a clause instructing that, if in any such Transaction as described above, the Successor Corporation (or parent or subsidiary of the Successor Corporation) does not agree to assume or substitute for the Options, the Vesting Schedules shall be accelerated so that any unvested Option or any portion thereof shall be immediately vested in full as of the date which is ten (10) days prior to the effective date of such Transaction.

                  9.2.3 For the purposes of section 9.2.1 above, the Option shall be considered assumed or substituted if, following the Transaction, the Option confers upon its holder the right to purchase or receive, for each Optioned Share subject to the Option immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) equal the consideration received in the Transaction by the share holders for each Share held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Transaction is not solely ordinary shares (or their equivalent) of the Successor Corporation or its parent or subsidiary (the "Companies"), the Committee may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of the Option to be solely ordinary shares (or their equivalent) of the Companies equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding Shares in the Transaction; and provided further that the Committee may determine, in its discretion, that in lieu of such assumption or substitution of Options for

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options of the Companies, such Options will be substituted for any other type of asset or property.

                  9.2.4. If the Company is voluntarily liquidated or dissolved while unexercised Options remain outstanding under the Plan, then any outstanding Options held by the Grantee may be exercised in full or in part by the Grantees (as shall be determined in each Option Agreement) by the Grantees as of the effective dare of such liquidation or dissolution of the Company without regard to the installment exercise provisions of Section 6.1. All such outstanding Options may be exercised in full or in part by the Grantees as determined in the Grantee's Option Agreement, by giving notice in writing to the Company of their intention to so exercise.

                  9.2.5. If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Shares subject to the Plan or subject to any Options therefore granted, and the Option Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Option Price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Plan (as set forth in Section 5 above), in respect of which Options have not yet been exercised, shall be appropriately adjusted, as will be determined by the Board whose determination shall be final.

                  9.2.6. Notwithstanding the foregoing, any adjustments made pursuant to this Section 9.2 with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISOs, If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs or would cause adverse tax consequences to the holders, the Committee shall consult such holders and the holders may refrain from having such adjustments made.

         10.      No Rights to Employment.

         10.1. Nothing in the Plan or in any agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employment or service of the Company or of any Subsidiary or to receive any remuneration or benefits not set forth in the Plan or in any agreement with the Grantee, or to interfere with, or limit in any way, the right of the Company or any such Subsidiary to terminate the applicable agreement (if any) with the Grantee.

         10.2. Options granted under the Plan shall not be affected by any change in duties or position of a Grantee, as long as such Grantee continues in the employment of the Company or of any Subsidiary.

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         11.      Governing Law.

         The Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.

         12.      Effective Date & Duration of the Plan.

         This Plan was adopted by the Board on November 23, 1998, subject, with respect to the validation of ISOs granted under the Plan, to approval of the Plan by the stockholders of the Company at the next meeting of stockholders or, in lieu thereof, by written consent. If the approval of stockholders is not obtained prior to November 23, 1999, any grants of ISOs under the Plan made prior to that date will be treated as non-qualified options. The Plan shall be effective as of the date of its adoption by the Board. The Plan shall expire at the end of the day on October 1, 2008. Subject to the provisions of Section 5 above, Options may be granted under the Plan prior to the date of stockholder approval of the Plan. The Board may terminate (except as to Options outstanding on that date) or amend the Plan in any respect at any time, except that, the Board may not take any of the following actions without the approval of the stockholders obtained within 12 months before or after the Board adopts any of the following such actions: (a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to Section
9); (b) the provisions of Section 4 regarding eligibility for grants of ISOs may not be modified; (c) the provisions of Section 6.1.1 regarding the Option Price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment pursuant to Section 9); and (d) the expiration date of the Plan may not be extended. Except as otherwise provided in this Section 12, no amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee (with respect to an outstanding option), unless mutually agreed otherwise between the Grantee and the Board, which agreement must be in writing and signed by the Grantee and the Company. Termination of the Plan shall not affect the Board's ability and authority to exercise, at its sole discretion, any and all of the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

         13.      Notice to Company of Disqualifying Disposition.

         By accepting an ISO granted under the Plan, each Grantee that is a U.S. Employee agrees to notify the Company in writing immediately after such Grantee makes a Disqualifying Disposition (as described in Sections 421, 422 and 424 of the Code and regulations thereunder) of any Optioned Shares acquired pursuant to the exercise of ISOs granted under the Plan. A Disqualifying Disposition is generally any disposition occurring on or before the later of (a) the date two years following the date the ISO was granted or (b) the date one year following the date the ISO was exercised.

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         14.      Withholding of Additional Income Taxes.

         Upon the exercise of an Option, whether by a U.S. Employee or any other Employee, that is not an ISO, or the making of a Disqualifying Disposition (as defined in paragraph 13), the Company may withhold taxes in respect of amounts that constitute compensation includible in gross income. The Committee in its discretion may condition the exercise of an Option on the Grantee's making satisfactory arrangement for such withholding. Such arrangement may include payment by the Grantee in cash or by check of the amount of the withholding taxes or, at the discretion of the Committee, by the Grantee's delivery of previously held Company Shares or the withholding from the Optioned Shares otherwise deliverable upon exercise of an Option shares having an aggregate fair market value equal to the amount of such withholding taxes.

         Any tax liabilities of the Grantee arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, and/or its Subsidiaries, or the Grantee) hereunder, shall be borne solely by the Grantee. The Company and/or its Subsidiaries, may withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to indemnify the Company and/or its Subsidiaries and hold them harmless against and from any and all liabilities for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee, unless the said liability is a result of default of the Company.

         The Committee shall not be required to release any Share certificate to a Grantee until all required payments have been fully made.

         15.      Governing Regulations.

         The Plan, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations of the United States or any other State having jurisdiction over the Company and the Grantee, including the registration of the Shares under the United States Securities Act of 1933, and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities law of any jurisdiction.

         16.      Lock-Up.

         Notwithstanding anything to the contrary contained herein, in connection with any underwritten public offering by the Company of its Shares, no Grantee shall directly or indirectly, sell or otherwise transfer, hypothecate, pledge, grant or otherwise dispose of the Options (whether vested or not vested), the exercised Shares, or Shares issued by the virtue of the exercised Shares, whether in accordance with Section 9 of the Plan or as bonus shares, without the prior written consent of the Company. Such restriction shall be in effect for a period of up to ninety days (90), subject to the Board's discretion, following the effective date of the registration statement filed by the Company or for a longer period as may be requested by the Company.

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         In order to enforce the above restriction, the Company may impose stop-transfer instructions with respect to the exercised Shares.

         17.      Multiple Agreements.

         The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The Board may also grant more than one Option to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Grantee.

         18.      The Status of the Agreement.

         Any interpretation of the Option Agreement will be made in accordance with the Plan but in the event there is any contradiction between the provisions of the Option Agreement and the Plan, the provisions of the Plan will prevail.

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                                   APPENDIX A
          TO AMENDED AND RESTATED 1998 SHARE OPTION AND INCENTIVE PLAN

         1.       SPECIAL PROVISIONS FOR PLAN PARTICIPANTS WHO ARE ISRAELI
RESIDENTS.

         The provisions specified hereunder shall apply only to options issued to Grantees who are residents of the State of Israel or who are deemed to be residents of the State of Israel for tax purposes. The Plan and this Appendix are complimentary to each other and shall be read and deemed as one. In any case of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions of this Appendix shall govern.

         2.       DEFINITIONS:

         Notwithstanding any other provision of the Plan, the following additional definitions will apply to options granted pursuant to this Appendix:

         2.1 "Companies Law" means the Israeli Companies Law 5759-1999, as may be amended or replaced from time to time.

         2.2 "Ordinance" means the Israeli Income Tax Ordinance (New Version) 1961, as may be amended or replaced from time to time.

         2.3 "Trust" means trust in which 102 Options are held for the benefit of a Participant.

         2.4 "Trustee" means a person designated by the Board and approved in accordance with the provisions of section 102 of the Ordinance.

         2.5 "102 Options" means options granted pursuant to Section 102 of the Israeli Income Tax Ordinance (New Version) 1961.

         2.6 "3(i) Options" means options granted pursuant to Section 3(i) of the Israeli Income Tax Ordinance (New Version) 1961.

         2.7 "Section 102" means Section 102 of the Israeli Income Tax Ordinance (New Version) 1961.

         2.8 "Section 3(i)" means Section 3(i) of the Israeli Income Tax Ordinance (New Version) 1961.

         All capitalized terms contained herein which are not defined in Section 2 above, shall have the meaning attributed to them in the Plan.

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

         3.       GRANT OF OPTIONS AND ISSUANCE OF SHARES.

         Notwithstanding anything herein to the contrary, the Plan may also be administered pursuant to certain provisions of Section 102 or Section 3(i) of the Ordinance, the rules promulgated thereunder and the Israeli Companies Law, with respect to Employees, directors, consultants or other service providers who are Israeli residents.

         4.       GRANT OF OPTIONS.

         Notwithstanding any other provision of the Plan, the Board or the Committee shall have full power and authority to designate Options as 102 Options or 3(i) Options, to determine the number of Ordinary Shares in the Company to be covered by each Option, the provisions concerning the time or times when and the extent to which the Options may be exercised, any conditions upon which the vesting of the Options may be accelerated and the nature of restrictions as to transferability or restrictions constituting substantial risk of forfeiture.

         5.       TRUSTEE.

         Notwithstanding anything herein to the contrary, in the event that Options are granted under the Plan pursuant to the provisions of Section 102, then each 102 Option, and each Share acquired subsequently following any realization of rights, shall be issued to a Trustee nominated by the Committee, and approved in accordance with the provisions of Section 102 (the "Trustee") and held for the benefit of the Grantees.

         Options granted under the Plan pursuant to the provisions of Section 3(i) of the Tax Ordinance may be granted to a Trustee.

         All certificates representing Options or Shares issued to the Trustee shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Shares are released from the Trust as herein provided. The Trustee shall hold the same pursuant to the instructions of the Board. The Trustee shall not use the voting rights vested in such Shares and shall not exercise such rights in any way whatsoever.

         6.       TAX CONSEQUENCES.

         6.1 Notwithstanding anything herein to the contrary, 102 Options granted, or Shares purchased pursuant to thereto ("102 Shares") shall be held by the Trustee for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder.

         Subject to the terms hereof, at any time after the release of Options or Shares from the Trust (the "Release Date") with respect to any 102 Options or 102 Shares, each Grantee may require (but shall not be obligated to require) the Trustee to release such 102 Options, or 102 Shares, provided that no securities shall be released from the Trust to the Grantee until such Grantee has deposited with the Trustee an amount of money which, in the Trustee's opinion, is necessary to discharge such Grantee's tax obligations with respect to such 102 Options, or 102

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

Shares, or the Company has made other arrangements for the deduction of tax at source acceptable to the Trustee.

         6.2 Notwithstanding any other provision of the Plan, upon sale by an Grantee of any securities held in Trust, the Company shall (or shall cause the Trustee to) withhold from the proceeds of such sale all applicable taxes, shall remit the amount withheld to the appropriate Israeli tax authorities, shall pay the balance thereof directly to such Grantee, and shall report to such Grantee the amount so withheld and paid to the tax authorities. At the Board's discretion, for purposes of simplicity and in order to ensure compliance with local tax regulations, the exercise of the Options and the purchase and sale of Shares issued upon the exercise of Options made under the Plan shall be executed by the Company or its Subsidiaries, as appropriate.

         7.       ASSIGNABILITY AND SALE OF OPTIONS.

         Notwithstanding any other provision of the Plan, no 102 Option or 3(i) Option, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Grantee each and all of such Grantee's rights to purchase Shares hereunder shall be exercisable only by the Grantee. Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

         As long as 102 Options granted, or Shares purchased pursuant to thereto are held by the Trustee in favor of the Grantee, than all rights the last possesses over the Options or Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

         The Grantee shall agree to indemnify the company and/or its subsidiaries and/or the trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee,

         8.       DIVIDENDS.

         Notwithstanding any other provision of the Plan, any cash dividends paid with respect to any Share issued upon exercise of Options granted under the Plan and held by a Trustee on behalf of the Grantee shall be remitted to the Grantee directly.

         9.       GOVERNING LAW AND JURISDICTION.

         Notwithstanding any other provision of the Plan, including without limitation Section 11, with respect to Grantees subject to this Appendix, the Plan and all instruments issued thereunder or in connection therewith shall be governed by, and interpreted in accordance with, the laws of the State of Israel applicable to contracts made and to be performed therein. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Appendix.

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